    As filed with the Securities and Exchange Commission on October 12, 1999

                                                      Registration No. 333-85481

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                         eMed Technologies Corporation
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                     7374                   04-3155965
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)



            25 Hartwell Avenue, Lexington, MA 02421, (781) 862-0000
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------
                   Scott S. Sheldon, Chief Executive Officer
            25 Hartwell Avenue, Lexington, MA 02421, (781) 862-0000
 (Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ----------------
                                   Copies To:

  Joel F. Freedman, esq.        Paul Model, esq.       David J. Goldschmidt,
       Ropes & Gray            477 Madison Avenue               esq.
 One International Place    New York, New York 10022   Skadden, Arps, Slate,
  Boston, Massachusetts          (212) 751-8438          Meagher & Flom LLP
        02110-2624                                        919 Third Avenue

      (617) 951-7000                                  New York, New York 10022

                                                           (212) 735-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Part I of the Registration Statement has been intentionally omitted because this Amendment No. 5 does not effect any changes to the Prospectus. The sole purpose of this Amendment No. 5 is to refile Exhibits 10.21, 10.22, 10.23, 10.25, and 10.27.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

   Item                                                                 Amount
   ----                                                                --------
   Securities and Exchange Commission Registration Fee................ $ 15,985
   National Association of Securities Dealers Filing Fee..............    6,250
   Nasdaq National Market Listing Fee.................................   60,000
   Blue Sky Fees and Expenses.........................................   10,000
   Transfer Agent and Registrar Fees..................................    3,500
   Accounting Fees and Expenses.......................................  350,000
   Legal Fees and Expenses............................................  350,000
   Printing Expenses..................................................   90,000
   Miscellaneous......................................................   14,265
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

   The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Amended and Restated By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. Each of the Registrant's Directors has entered into an agreement with the Registrant whereby the Registrant has agreed to indemnify such Director to the full extent permitted by the laws of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

   The following information is furnished with regard to all Securities sold by the Registrant within the past three years which were not registered under the Securities Act.

     (a) From August 1, 1996 to September 17, 1999, the Registrant issued a total of 148,247 shares of common stock for an aggregate consideration of $177,898 pursuant to the exercise of stock options and warrants by employees, directors, consultants and their affiliates.

     (b) In June 1997, the Registrant sold $1,500,000 in principal amount of convertible subordinated notes for aggregate proceeds of $1,500,000. These notes were issued to Delphi Ventures III, L.P., Seaflower Health and Technology Fund, LLC and other private investors. These notes were automatically convertible, upon the Registrant's sale of new equity securities for gross proceeds of at least $1,500,000, into securities having the same price and terms as the new equity securities. Purchasers of the notes also received warrants to purchase an additional amount of the new equity securities having an aggregate purchase price of 30% of the amount of the purchaser's note, at the same price that such new equity securities were issued to other investors. The notes had a maturity date of October 31, 1997 and bore interest at the rate of 6% per annum. Accrued interest converted on the same terms as the principal amount of the notes. In September 1997, these notes were automatically converted into 1,384,460 shares of Series J preferred stock at a conversion price of $1.10 per share of Series J preferred stock. The warrants issued with the notes became warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. The Series J preferred stock will be converted into 3,221,179 shares of common stock and the Series J warrants will become warrants to purchase 170,449 shares of common stock upon the closing of this offering.

     (c) In September through December of 1997, the Registrant sold an aggregate of 6,346,449 shares of Series J preferred stock (excluding the shares issued upon the conversion of the notes described above) for aggregate proceeds of $6,981,094. These shares were issued to Bedrock Capital Partners, Pacific Venture Group, L.P., Bessemer Venture Partners IV L.P., and other private investors.

     (d) In July 1998, various investors entered into commitments with the Registrant to purchase shares of Series K preferred stock for an aggregate price of $2,500,000 if the Registrant notified them of its election to sell the shares. The investors who made these commitments also received warrants to purchase in the aggregate 201,388 shares of common stock at an exercise price of $.02 per share as consideration for their commitments.

     In January 1999, the Registrant elected to draw upon the initial investors' commitments to purchase Series K preferred stock and sold additional shares of Series K preferred stock together with warrants to purchase additional shares of our common stock at an exercise price of $.02 per share to other investors. In the aggregate (including the securities discussed in the preceding paragraph), the Registrant issued 2,500,000 shares of Series K preferred stock together with warrants to purchase 281,916 shares of common stock for proceeds of $3,500,000. These shares and warrants were issued to Bedrock Capital Partners, Pacific Venture Group, L.P., Delphi Ventures III, L.P., Seaflower Bioventure Fund II, LLC, Bessemer Venture Partners IV L.P., and other private investors.

     In May 1999, the Registrant sold 1,642,856 additional shares of Series K preferred stock and warrants to purchase an additional 185,270 shares of common stock for aggregate proceeds of $2,300,000. These shares and warrants were issued to Zero Stage Capital VI, L.P. and other private investors.

   All of the above securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of the Securities and Exchange Commission promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

   The following is a list of exhibits filed as a part of this registration statement.

   (a) Exhibits

 Exhibit
 Number                               Description
 -------                              -----------
  1      Form of underwriting agreement.
  2      Acquisition Agreement dated as of November 23, 1998 by and between
         Raytheon E-Systems, Inc. and the Registrant.
  3.1    Form of Amended and Restated Certificate of Incorporation.**
  3.2    Form of Amended and Restated By-Laws.**
  4.1    Specimen Certificate for Common Stock.
  5      Opinion of Ropes & Gray.**
 10.1    eMed 1994 Stock Plan.**
 10.2    Securities Purchase Agreement dated as of September 30, 1997 between the Registrant and each of the investors named therein.**

 Exhibit
 Number                                Description
 -------                               -----------
 10.3    Investors Rights Agreement dated as of September 30, 1997 among the
         Registrant and each of the holders of the Company's Series J Preferred
         Stock parties thereto.**
 10.4    Amendment No. 1 dated as of November 13, 1997 to the Investors Rights
         Agreement.**
 10.5    Securities Purchase Agreement dated as of July 28, 1998 between the
         Registrant and each of the investors named therein.**
 10.6    Amendment to Securities Purchase Agreement dated as of January 14,
         1999.**
 10.7    Securities Purchase Agreement dated as of January 20, 1999 between the
         Registrant and each of the investors named therein.**
 10.8    Amendment to the Securities Purchase Agreement dated as of May 7,
         1999.**
 10.9    Registration Rights Agreement dated as of July 28, 1998 between the
         Registrant and the parties named therein.**
 10.11   Commercial Lease as of September 26, 1997 by and between Hartwell
         Group LLC and the Registrant.**
 10.12   Amendment 1 to Commercial Lease dated as of November 28, 1997.**
 10.13   Employment Agreement dated as of March 31, 1999 by and between Scott
         S. Sheldon and the Registrant.**
 10.14   Employment Agreement dated as of April 30, 1999 by and between Howard
         Pinsky and the Registrant.**
 10.15   Form of Director Indemnity Agreement.**
 10.16   Form of Director Work Product Agreement.**
 10.17   Form of Director Confidentiality Agreement.**
 10.18   Form of Common Stock Warrant.**
 10.19   Form of Series K Common Stock Warrant.**
 10.20   Form of Series J Preferred Warrant.**
 10.21   Web Software Licensing and Development Agreement dated as of September
         10, 1999 between the Registrant and AWARE, Inc.+
 10.22   Software Licensing and Development Agreement dated as of May 30, 1997 between the Registrant and AWARE, Inc.+
 10.23   Amended and Restated Reseller Agreement dated as of May 30, 1997 between the Registrant and ISG Technologies, Inc.+
 10.24   Amendment No. 1 to Amended and Restated Reseller Agreement dated as of
         April 30, 1998 between the Registrant and ISG Technologies, Inc.+**
 10.25   Letter Agreement dated as of December 29, 1998 between the Registrant and ISG Technologies, Inc.+
 10.26   Access Radiology Corporation Confidentiality Agreement dated as of
         March 31, 1995 between the Registrant and ISG Technologies, Inc.**
 10.27   OEM Development Software Agreement dated as of November 9, 1995 between the Registrant and Mitra Imaging Incorporated.+
 10.28   Amendment to OEM Development Software Agreement dated as of May 20,
         1995 between the Registrant and Mitra Imaging Incorporated.+**
 10.29   Amendment to OEM Development Software Agreement dated as of April 28,
         1999 between the Registrant and Mitra Imaging Incorporated.+**
 23.1    Consent of Ropes & Gray (Exhibit 5).**
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (included on page II-5).**
 27.1    Financial Data Schedule.**

--------
**Previously Filed
+Portions have been omitted pursuant to a request for confidential treatment dated October 12, 1999

   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts.

                                 Balance at                          Balance at
                                beginning of Charged to                end of
Description                        period    Operations Deductions     period
-----------                     ------------ ---------- ----------   ----------
Year ended December 31, 1996
 Reserves and allowances
  deducted from
  asset accounts...............
  Allowance for doubtful
   accounts....................   $   --       25,000        --       $ 25,000
Year ended December 31, 1997
 Reserves and allowances
  deducted from
  asset accounts ..............
  Allowances for doubtful
   accounts ...................   $25,000      10,000        --       $ 35,000
Year ended December 31, 1998
 Reserves and allowances
  dededucted from
  asset accounts ..............
  Allowances for doubtful
   accounts ...................   $35,000     460,000     (7,927)(1)  $487,073

--------
   (1) Uncollectible accounts written off.

   All other schedules are omitted because they are not applicable or the required information is shown in the other Financial Statements or Notes thereto.

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the purchase agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, MA on this 8th day of October 1999.


                                          eMed Technologies Corporation

                                                   /s/ Scott S. Sheldon
                                          By: _________________________________
                                                     Scott S. Sheldon
                                                Chief Executive Officer and
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Scott S. Sheldon          President, Chief Executive   October 8, 1999
______________________________________  Officer and Director
           Scott S. Sheldon

          /s/ Gary A. Lortie           Chief Financial Officer      October 8, 1999
______________________________________
            Gary A. Lortie

                  *                    Director                     October 8, 1999
______________________________________
         James J. Bochnowski

                  *                    Director                     October 8, 1999
______________________________________
            Thomas B. Neff

                  *                    Director                     October 8, 1999
______________________________________
            Thomas O. Pyle

                  *                    Director                     October 8, 1999
______________________________________
         Michael Schmertzler

                  *                    Director                     October 8, 1999
______________________________________
          Donald E. Strange

By: /s/ Gary A. Lortie
  -----------------------------
    Attorney in fact